CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price Equity Series, Inc. of our reports dated February 9, 2021, relating to the financial statements and financial highlights, which appear in T. Rowe Price Blue Chip Growth Portfolio, T. Rowe Price Equity Income Portfolio, T. Rowe Price New America Growth Portfolio, T. Rowe Price Health Sciences Portfolio, and T. Rowe Price Mid-Cap Growth Portfolio, T. Rowe Price Equity Index 500 Portfolio, and T. Rowe Price Moderate Allocation Portfolio’s (constituting T. Rowe Price Equity Series, Inc.) Annual Reports on Form N-CSR for the year ended December 31, 2020. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
April 28, 2021